UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

Euronet Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31648 (Commission File Number)	74-2806888 (I.R.S. Employer Identification No.)

4601 College Boulevard, Suite 300

Leawood, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 327-4200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Euronet Worldwide, Inc. (“Euronet”) on June 25, 2007 (the “Initial Filing”) to add the following information regarding the compensation of Kevin J. Caponecchi as President of Euronet that was not determined at the time of the Initial Filing:

In accordance with the Employment Agreement dated June 19, 2007 between Euronet and Kevin J. Caponecchi:

o

With respect to Euronet’s obligation to grant Mr. Caponecchi a stock option award with a value (determined using the Black-Scholes formula) equal to $600,000, effective July 2, 2007 Euronet granted Mr. Caponecchi an option to purchase 35,108 shares of Euronet common stock at an exercise price of $29.20 per share. The option vests in equal annual installments over approximately a five-year period, subject to certain accelerated vesting events, such as death, disability, a change of control of Euronet, termination by Euronet without cause or termination by Mr. Caponecchi for good reason.

o

With respect to Euronet’s obligation to grant Mr. Caponecchi restricted stock units relating to shares of Euronet common stock valued at $400,000, effective July 2, 2007 Euronet granted Mr. Caponecchi 13,699 restricted stock units based upon the closing price of $29.20 per share on that date. The RSUs vest in equal annual installments over approximately a five-year period, subject to achievement of performance-based vesting criteria determined by the Compensation Committee of the Board of Directors and the Chief Executive Officer of Euronet and further subject to certain accelerated vesting events as described above. Effective July 2, 2007, the Compensation Committee and the Chief Executive Officer approved a performance measure of improvement in earnings as the performance criterion for determining whether an installment of the RSUs vests each year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EURONET WORLDWIDE, INC.

By:	/s/ Jeffrey B. Newman
Jeffrey B. Newman Executive Vice President - General Counsel

Date: July 9, 2007